Exhibit 99.1

                              N E W S R E L E A S E

FOR RELEASE                CONTACT: L. Dan Thompson
-----------                MCP: (507) 537-2676
0900 CDT 7/24/01


                            MINNESOTA CORN PROCESSORS
                             REPORTS RECORD PROFITS

MARSHALL, MN, JULY 23, 2001 - MINNESOTA CORN PROCESSORS, LLC (MCP), A CORN-WET MILLER AND SUPPLIER OF FOOD INGREDIENTS, STARCH AND ETHANOL, ANNOUNCED MONDAY THAT ITS EARNINGS FOR THE SECOND QUARTER OF 2001 ARE $11.3 MILLION. THIS AMOUNT REPRESENTS THE SECOND HIGHEST QUARTER OF EARNINGS IN MCP'S TWENTY-YEAR HISTORY. THE ORIGINAL BUSINESS PLAN FOR THE QUARTER PROJECTED EARNINGS OF $4.5 MILLION.

"WE ARE EXTREMELY PLEASED WITH THIS PROGRESS IN EARNINGS," SAID DAN THOMPSON, MCP PRESIDENT AND CHIEF EXECUTIVE OFFICER. "HOWEVER, WE ARE NOT TOTALLY SATISFIED EITHER. WE MUST CONTINUE TO WORK ON IMPLEMENTATION OF OUR NEW BUSINESS STRATEGIES TO INSURE LONG-TERM SUCCESS. I REMAIN VERY EXCITED ABOUT MCP'S FUTURE."

"INCREASED PRICING FOR GERM, ETHANOL AND SWEETENER HAS CONTRIBUTED TO THE PROFIT IMPROVEMENT. ETHANOL PRICING HAS DECREASED SLIGHTLY SINCE THE END OF THE QUARTER. ALTHOUGH THE FUTURE APPEARS VERY BRIGHT FOR ETHANOL, THERE ARE STILL POLITICAL RISKS TO THE GROWTH AND DEVELOPMENT OF THIS MATTER," SAID THOMPSON.

MINNESOTA CORN PROCESSORS, LLC IS A CORN-WET MILLER WITH REFINERIES IN MARSHALL, MN AND COLUMBUS, NE. THE COMPANY PRODUCES HIGH-QUALITY CORN SWEETENERS AND STARCH PRODUCTS FOR SALE INTO THE BEVERAGE AND FOOD INDUSTRIES, AND OWNS AND OPERATES A NATIONWIDE NETWORK OF 17 CORN SWEETENER DISTRIBUTION TERMINALS. IN ADDITION TO ITS POSITION AS ONE OF THE LARGEST U.S. MANUFACTURERS OF FUEL ETHANOL, THE COMPANY PRODUCES STARCHES FOR SALE INTO THE PAPER AND CORRUGATING INDUSTRIES, FEED PRODUCTS AND ROAD DE-ICERS. THE COMPANY, HEADQUARTERED IN MARSHALL, MN, WAS FOUNDED AS A FARMER COOPERATIVE IN 1980 AND CONVERTED TO A 5,400-MEMBER LIMITED LIABILITY COMPANY ON JULY 1, 2000. FOR MORE INFORMATION, VISIT THE COMPANY'S WEB SITE AT WWW.MCP.NET.

This press release contains or may contain certain forward-looking statements concerning the Company's financial position, business and future prospects, in addition to other statements using words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions. These statements contain certain inherent risks and uncertainties. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that


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no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations conveyed in these statements, based on factors such as the following: fluctuations in worldwide commodities markets and the associated risks of hedging against such fluctuations; fluctuations in aggregate industry supply and market demand; general economic, business and market conditions in the various geographic regions and countries in which we manufacture and sell our products, including fluctuations in the value of local currencies and changes in regulatory controls regarding quotas, tariffs and biotechnology issues; and increased competitive and/or customer pressure in the corn refining industry. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of risk factors, see the Company's most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q or 8-K.

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